Exhibit 99.1

Overland Storage Reports Third Quarter Fiscal 2013 Results

San Diego, CA – May 15, 2013 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2013 third quarter ended March 31, 2013.

“We continue to execute on our overall strategy and expand our addressable markets with the successful introduction of new solutions in the data management and data protection marketplace.” said Eric Kelly, President and CEO of Overland Storage. “We are also encouraged by the strong growth of our disk based products last quarter and the growing pipeline from our recently announced SnapScale clustered NAS solution.”

Product Highlights:

•	SnapServer revenue increased 7.3% in the third quarter compared to the preceding quarter, led by a 54% increase in SnapServer DX Series 2U platform sales.

•	SnapSAN revenue grew 24% sequentially in the third quarter, driven by strong S3000 and S5000 revenue.

•	SnapScale pipeline has grown to an excess of $10 million since January 2013.

Third Quarter Fiscal 2013 Financial Results:

•	Net revenue for the third quarter of fiscal 2013 was $11.6 million, compared to $12.6 million for the second quarter of fiscal 2013 and $15.2 million in the third quarter of fiscal 2012.

•	Product revenue for the third quarter of fiscal 2013 was $6.9 million, compared to $7.8 million for the second quarter of fiscal 2013 and $9.0 million in the third quarter of fiscal 2012.

•	Gross margins for the third quarter of fiscal 2013 were 33.1%, compared to 36.5% in the second quarter of fiscal 2013 and 31.1% in the third fiscal quarter of 2012.

•	Operating expenses for the third quarter of fiscal 2013 were $9.0 million, compared to $8.7 million in the second quarter of fiscal 2013 and $8.4 million for the third quarter of fiscal 2012.

•	Stock compensation expense was $1.2 million in the third quarter of fiscal 2013, compared to $1.3 million for the second quarter of fiscal 2013 and $1.1 million for the third quarter of fiscal 2012.

•	Depreciation and amortization was $0.3 million in the third quarter of fiscal 2013 compared to $0.3 million in the second fiscal quarter of 2013 and $0.4 million in the third quarter of fiscal 2012.

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Net loss for the third fiscal quarter of 2013 was $5.1 million, or a loss of $0.17 per share, compared to a net loss of $4.3 million, or a loss of $0.15 per share, in the second quarter of fiscal 2013 and a net loss of $3.8 million, or a loss of $0.16 per share, in the third quarter of fiscal 2012.

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Cash and cash equivalents at March 31, 2013 was $14.1 million, compared to $10.5 million at June 30, 2012. At March 31, 2013, the Company had $3.5 million outstanding under its credit facility and $13.25 million outstanding under its convertible notes.

•	Completed private placements of convertible notes and common stock resulting in aggregate gross proceeds to the Company of $14.25 million.

Recent Awards and Nominations:

•	SnapServer DX Series NAS storage arrays won Hardware Product of the Year in the 2013 Network Computing Awards.

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SnapScale X2 clustered NAS has been named a finalist as Data Center Hardware Product of the Year and nominated as Network Computing’s New Product of the Year Award, Network Product Guide’s Best Storage Solution and the American Business Awards New Product of the Year Award.

•	Overland has been awarded the 5-Star Partner rating in CRN’s 2013 Partner Program Guide, the definitive listing of manufacturers and software publishers that service the IT Channel.

Patent Litigation:

The International Trade Commission has agreed and has granted Overland’s petition to review the initial findings of the Administrative Law Judge regarding its patent lawsuit. It has been and continues to be Overland’s position that the BDT FlexStor II products do infringe on Overland’s Patents. If the Commission reverses the Administrative Law Judge’s initial findings, Overland expects the Commission to enter an exclusion order instructing the US Customs Department to stop the libraries from being imported into the United States by BDT. The exclusion order would go into effect after a 60-day presidential review period.

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, May 15, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s third quarter fiscal 2013 financial results. To access the call dial (877) 941-8416 (+1 (480) 629-9808 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4618527#, beginning 8:00 p.m. ET on May 15, 2013 through 11:59 p.m. ET on May 22, 2013.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Overland SnapScaleTM, SnapServer®, SnapSAN®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit http://www.overlandstorage.com/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

Follow Overland on Twitter: http://www.twitter.com/OverlandStorage

Visit Overland on Facebook: http://www.facebook.com/OverlandStorage

Overland Storage, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue	$11,642	$15,152	$35,952	$44,332
Cost of revenue	7,790	10,442	23,560	30,013

Gross profit	3,852	4,710	12,392	14,319

Operating expenses:
Sales and marketing	4,662	3,760	13,140	12,298
Research and development	1,669	1,723	4,857	6,357
General and administrative	2,659	2,917	8,308	9,046

Total expenses	8,990	8,400	26,305	27,701

Operating loss	(5,138)	(3,690)	(13,913)	(13,382)
Interest income	—	—	3	—
Interest expense	(179)	(43)	(267)	(78)
Other income (expense), net	235	(141)	76	66

Loss before income taxes	(5,082)	(3,874)	(14,101)	(13,394)
Provision for income taxes	4	(54)	121	73

Net loss	$(5,086)	$(3,820)	$(14,222)	$(13,467)

Net loss per share:
Basic and diluted	$(0.17)	$(0.16)	$(0.50)	$(0.57)

Shares used in computing net loss per share:
Basic and diluted	29,390	23,881	28,534	23,435

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	March 31, 2013	June 30, 2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$14,148	$10,522
Accounts receivable, net	6,331	9,193
Inventories	10,832	10,658
Other current assets	3,017	3,779

Total current assets	34,328	34,152
Property and equipment, net	1,894	1,446
Other assets	2,184	2,662

Total assets	$38,406	$38,260

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$27,470	$26,759
Long-term debt	13,250	3,500
Other long-term liabilities	4,075	4,960
Shareholders’ equity (deficit)	(6,389)	3,041

Total liabilities and equity (deficit)	$38,406	$38,260

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,	Three Months Ended December 31
	2013	2012
	(Unaudited)	(Unaudited)
Net revenue	$11,642	$12,599
Cost of revenue	7,790	8,002

Gross profit	3,852	4,597

Operating expenses:
Sales and marketing	4,662	4,353
Research and development	1,669	1,591
General and administrative	2,659	2,765

Total expenses	8,990	8,709

Operating loss	(5,138)	(4,112)
Interest income	—	—
Interest expense	(179)	(46)
Other income (expense), net	235	(47)

Loss before income taxes	(5,082)	(4,205)
Provision for income taxes	4	68

Net loss	$(5,086)	$(4,273)

Net loss per share:
Basic and diluted	$(0.17)	$(0.15)

Shares used in computing net loss per share:
Basic and diluted	29,390	28,339